UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 2, 2007

THE GREENBRIER COMPANIES, INC.
(Exact name of registrant as specified in its charter)
Commission File No. 1-13146

Oregon (State of Incorporation)	93-0816972 (I.R.S. Employer Identification No.)
One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035

(Address of principal executive offices)	(Zip Code)
(503) 684-7000
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     Effective March 2, 2007, we entered into a restated employment agreement (the “Employment Agreement”) with Mr. Larry G. Brady. The Employment Agreement provides that we will employ Mr. Brady as our Senior Vice President and Chief Financial Officer for a term (the “Initial Term”) beginning March 2, 2007 and ending August 31, 2007, with an option, which Mr. Brady may exercise at his discretion, to extend the Initial Term to December 31, 2007 The Employment Agreement further provides that Mr. Brady will, for a period of 60 months following expiration of the Initial Term (the “Extended Term”) provide services to the Company as an employee, and not as an officer, on a part-time basis as requested by our Chief Executive Officer.
     The Employment Agreement provides that during the Initial Term we will pay Mr. Brady a base salary at an annualized rate of $252,000. Mr. Brady will be eligible to receive discretionary cash bonus compensation during the Initial Term in accordance with the Company’s practice applicable to other senior executive officers of the Company, to participate in our Manager Owned Target Benefit Plan for our 2007 fiscal year, and will receive other employee benefits as are generally available to our senior officers. Upon completion of the Initial Term, Company management will recommend to the Compensation Committee of the Company’s Board of Directors that the Committee consider an award to Employee of restricted stock under the Company’s 2005 Stock Incentive Plan (the “Plan”) having an aggregate fair market value on the date of such award, determined in accordance with the Plan, in the range of $150,000, and vesting in equal annual installments over a period of five years. During the Extended Term, the Employment Agreement provides that we will pay Mr. Brady an annual base salary of $120,000.
     The Employment Agreement contains a noncompetition clause, effective during the Initial Term and the Extended Term, limiting Mr. Brady’s activities with competing businesses and prohibiting him from soliciting our employees and customers.
     The Employment Agreement further provides that if we terminate Mr. Brady’s employment for any reason other than “cause,” we will pay him a severance payment in the amount of his base salary for the remainder of the Initial Term or Extended Term, whichever is applicable. Additionally, his stock options and restricted stock grants will become fully vested and exercisable. If we terminate Mr. Brady for “cause,” the Employment Agreement obligates us to pay only his earned but unpaid base salary as of the effective date of such termination.
     The above description of the terms of the Employment Agreement is qualified in its entirety by the actual language of the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Form 8-K. The above description does not constitute an acknowledgment by the Company of materiality of the Employment Agreement or any provision thereof.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(b) Departure of Directors or Principal Officers.

     We have reached agreement with Joseph K. Wilsted, who has served as Senior Vice President and Chief Financial Officer since January of 2006, whereby Mr. Wilsted resigned from the Company, effective March 2, 2007. Larry G. Brady, who served as Senior Vice President and Chief Financial Officer for a number of years prior to 2006, has been appointed to this position on an interim basis. In addition to executing the duties of this office, Mr. Brady will work with the President and Board of Directors to identify and recruit a senior executive to permanently serve as Chief Financial Officer.
(c) Election of Directors; Appointment of Principal Officers.
     Effective March 2, 2007, Mr. Larry G. Brady, age 67, was appointed Senior Vice President and Chief Financial Officer of the Company. Mr. Brady joined the Company in 1991 and served as the Company’s Chief Financial Officer from 1994 to January 10, 2006, when he retired from that office. Since that time, Mr. Brady has been providing consulting services to the Company under an employment agreement dated January 10, 2006. The Company has entered into a restated employment agreement with Mr. Brady as described in Item 1.01 of this Current Report.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.
     10.1 Amended and Restated Employment Agreement between the Company and Larry G. Brady dated as of March 2, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: March 2, 2007	By:	/s/ William A. Furman

William A. Furman, President and Chief
Executive Officer